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                                                                    EXHIBIT 10.5



                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

                     As amended effective February 21, 2002


         SECTION 1. PURPOSE. The purpose of the Agere Systems Inc. Short Term Incentive Plan (the "Plan") is to provide Officers of Agere Systems Inc. (the "Company") and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

         SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

         (a) "AWARD" means a cash payment.

         (b) "BOARD" means the Board of Directors of the Company.

         (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

         (d) "COMMITTEE" means the Corporate Governance and Compensation Committee of the Board (or any successor committee).

         (e) "COVERED EMPLOYEE" means a "covered employee" within the meaning of
Section 162(m) of the Code.

         (f) "MEASUREMENT PERIOD" means a period of time selected by the Committee for which Net Income will be measured for purposes of Section 5.

         (g) "NET INCOME" means the net income before taxes of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items; (b) cumulative effects of changes in accounting principles;
(c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges, and gains and losses from qualified benefit plan curtailments and settlements.

         (h) "OFFICER" means any employee of the Company or any affiliate holding a position above the executive ("E Band") level or any salary grade level that the Committee determines, in its sole discretion, is the equivalent thereof.
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                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

         (i) "OUTSIDE DIRECTORS" means those members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code.

         (j) "PARTICIPANT" means any person selected by the Committee to participate in the Plan.

         (k) "PERFORMANCE PERIOD" means a period of time selected by the Committee to which an Award relates.

         (l) "PERSON" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

         (m) "TARGET AWARD" means an Award level that may be paid if certain performance criteria are achieved.

         SECTION 3. ELIGIBILITY. Persons employed by the Company or any of its affiliates during a Performance Period in active service at an Officer level for all or any part of the Performance Period are eligible to be Participants under the Plan for such Performance Period (whether or not so employed or living at the date an Award is made) and may be considered by the Committee for an Award. An Officer is not rendered ineligible to be a Participant by reason of being a member of the Board.

         SECTION 4. AWARDS-GENERAL. The Committee will establish Target Awards for Participants at the beginning of each Performance Period and the performance criteria to be applicable to Awards for such Performance Period. The performance criteria utilized by the Committee may be based on individual performance, earnings per share, other Company and business unit financial objectives, customer satisfaction indicators, operational efficiency measures, and other measurable objectives tied to the Company's success or such other criteria as the Committee shall determine. Awards will be made by the Committee following the end of each Performance Period. Awards shall be paid after the end of the Performance Period, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the Company's deferred compensation plan. The Award amount with respect to a Participant shall be determined in the sole discretion of the Committee, or, in the case of an Award to a Participant who is not a Covered Employee, in the sole discretion of the Committee or such person or committee empowered by the Committee or Board. The determination of the Award amount for each Participant shall be made at the end of each Performance Period and may be less than (including no Award) or, in the case of a Participant who is not a Covered Employee, greater than the Target Award.

         SECTION 5. AWARDS TO COVERED EMPLOYEES.

         (a) If the Committee determines at the time a Target Award is established for a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this
Section 5 is applicable to such Award under such terms as the Committee shall determine.
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                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

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         (b) If an Award is subject to this Section 5, then the payment of cash pursuant thereto shall be subject to the Company having a level of Net Income for the applicable Measurement Period set by the Committee within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered "pre-established". The Committee may, in its discretion, reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities or other cash flow-based measure, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareowner return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the affiliate or division of the Company for or within which the Participant is primarily employed.

         (c) Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this
Section 5, nor may it waive the achievement of the Net Income requirement contained in Section 5(b), except in the case of the death or disability of the Participant.

         (d) Prior to the payment of any Award subject to this Section 5, the Committee shall certify in writing that the Net Income requirement applicable to such Award was met.

         (e) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 5 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

         SECTION 6. OTHER CONDITIONS.

         (a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

         (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

         (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.
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                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

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         (d) Awards under the Plan will, to the extent provided therein, be included in base compensation or covered compensation under the retirement programs of the company for purposes of determining pensions, retirement and death related benefits.

         (e) In the event an Award under the Plan is deferred under the Company's deferred compensation plan, it will be reflected in the calculations of the above benefit plans as if it had been paid as scheduled and not deferred.

         (f) Notwithstanding any contrary provision of the Plan, the maximum amount which may be paid to a Participant in any fiscal year is $9 million.

         SECTION 7. DESIGNATION OF BENEFICIARIES. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

         SECTION 8. PLAN ADMINISTRATION.

         (a) The Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the Committee (or any subcommittee thereof) shall have the exclusive authority to exercise any such power with respect to Awards to which Section 5 is applicable. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

         (b) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.
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                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

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         SECTION 9. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.